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                                                               EXHIBIT 23.1

                  CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement of Southern Union Company on Form S-3 (File No. 33-51461) of our report dated September 24, 1993, on our audit of the financial statements of the Missouri Business of Gas Service, a division of Western Resources, Inc., as of December 31, 1992 and 1991 and for each of the three years in the period ended December 31, 1992. We also consent to the incorporation by reference in this registration statement of our report dated March 19, 1993, on our audits of the consolidated financial statements and financial statement schedules of Southern Union Company as of December 31, 1992 and 1991, and for each of the three years in the period ended December 31, 1992. We also consent to the reference to our firm under the caption "Experts."



                                      COOPERS & LYBRAND

Austin, Texas
January 6, 1994